Exhibit 99.1

FOR IMMEDIATE RELEASE

Corporate Communications Contact:

Jeff Frank, 603.683.2083

jeff.frank@connection.com

Investor Relations Contact:

Thomas Baker, 603.683.2505

Senior Vice President, CFO, and Treasurer

tom@connection.com

Matt Zafirovski Joins Connection as President and Chief Operating Officer

Merrimack, NH—October 14, 2026—Connection (PC Connection, Inc.; NASDAQ: CNXN), a leading provider of information technology solutions to business, government, healthcare, and education markets, is pleased to announce that Matt Zafirovski has joined the Company as President and Chief Operating Officer, effective October 12, 2026, reporting to Timothy McGrath, Chief Executive Officer. McGrath, who previously served as President and Chief Executive Officer, will continue to serve as the Company’s Chief Executive Officer. “Matt is a proven leader with broad experience across technology, operations, strategy, and business transformation,” said Timothy McGrath. “His customer-focused approach, history of building high-performing teams, and ability to scale organizations make him an outstanding addition to our leadership team. We look forward to working together as Connection continues to execute its strategy, drive growth, and create long-term shareholder value.”

“I am honored to join Connection at an important point in the Company’s growth,” said Zafirovski. “Connection’s strong customer relationships, talented team, and commitment to simplifying complex technology challenges provide a compelling foundation for the future. I look forward to partnering with Tim and the leadership team to build on that momentum and deliver sustainable value with a focus on our customers, employees, and partners.”

Zafirovski brings more than 15 years of leadership experience across technology, consulting, global operations, and business transformation. Most recently, he served as Chief Executive Officer of Tusker after previously serving as its Chief Operating Officer. At Tusker, a national IT solutions and services provider, Zafirovski helped nearly double revenue by driving organic growth, executing strategic acquisitions, and expanding services. He brings that proven record to Connection to help accelerate growth, scale capabilities, and drive stronger profitability. Earlier, he held leadership and advisory roles with Groupon International, McKinsey & Company, Apple, Meadowood Associates, and Chicago Public Schools. He earned an MBA from Northwestern University’s Kellogg School of Management and a bachelor’s degree in public policy from Duke University.

About Connection

Connection, a Fortune 1000 company, calms the confusion of IT by delivering customers industry-leading technology solutions to enhance growth, elevate productivity, and empower innovation. Since 1982, Connection has set new standards for customer service and loyalty, earning the industry’s highest accolades. The Company offers expertise across multiple technology areas, including AI, cybersecurity, data center, digital workspace, multicloud, and technology services.

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